As filed with the Securities and Exchange Commission on August 8, 2018.

Registration no. 333-205961

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
  ________________________________

Post-Effective Amendment No. 1
to
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INSIGNIA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1656308
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8799 Brooklyn Blvd., Minneapolis, MN 55445
 (Address of principal executive offices)

Insignia Systems, Inc. 2018 Equity Incentive Plan
Insignia Systems, Inc. Employee Stock Purchase Plan
 (Full title of the plan(s))

Jeffrey A. Jagerson
Chief Financial Officer
Insignia Systems, Inc.
8799 Brooklyn Blvd., Minneapolis, MN 55445
(Name and address of agent for service)

(763) 392-6200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” and in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☑  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

Insignia Systems, Inc. (the “Company”) is filing this Post-Effective Amendment No.1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2015 (Registration Statement No. 333-205961, referred to herein as the “Prior Registration Statement”) with respect to the shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Insignia Systems, Inc. 2013 Omnibus Stock and Incentive Plan (the “2013 Plan”). The Prior Registration Statement registered 200,000 shares of Common Stock.

The Company has since adopted a new equity incentive plan, the Insignia Systems, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) which replaces the 2013 Plan as of July 20, 2018, the date the Company’s stockholders approved the 2018 Plan. No future awards will be made under the 2013 Plan. This Post-Effective Amendment is being filed solely to carry forward the 151,921 shares registered under the Prior Registration Statement that will not be used for awards under the 2013 Plan to the 2018 Plan (the “Carryover Shares”). The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2018 Plan, including but not limited to the Carryover Shares. The registration fee paid for the Carryover Shares under the Prior Registration Statement shall be carried over to the New Registration Statement.

The Company may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister shares that subsequently become available for new awards under the 2018 Plan due to outstanding awards under the 2013 Plan expiring, being forfeited or terminated, or settled in cash, and transfer such shares to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, Minnesota, on August 8, 2018.

INSIGNIA SYSTEMS, INC.

By:	/s/ Kristine A. Glancy
Kristine A. Glancy
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 8, 2018:

Signature	Title
/s/ Kristine A. Glancy	President, Chief Executive Officer and Director (Principal Executive Officer)
Kristine A. Glancy
/s/ Jeffrey A. Jagerson	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Jeffrey A. Jagerson
/s/ Jacob J. Berning	Director and Chairman of the Board
Jacob J. Berning
/s/ Suzanne L. Clarridge	Director
Suzanne L. Clarridge
/s/ Loren A. Unterseher	Director
Loren A. Unterseher
/s/ Rachael B. Vegas	Director
Rachael B. Vegas
/s/ Steven R. Zenz	Director
Steven R. Zenz